Exhibit 99.1

BioDelivery Sciences Provides Business Review and Update

in Conjunction with Filing of its Second Quarter 2012 Financials

Pivotal clinical studies underway for BEMA Buprenorphine for chronic pain and BNX for opioid dependence

RALEIGH, N.C., August 9, 2012 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 with the U.S. Securities and Exchange Commission. In connection therewith, BDSI is providing a review of its recent achievements in 2012, as well as an update on business operations and upcoming milestones for the balance of the year.

At June 30, 2012, BDSI had $43.0 million in cash compared to $10.8 million at June 30, 2011. Contributions to BDSI’s cash balance during the second quarter included a milestone payment of $15 million associated with the licensing and development agreement with Endo Health Solutions (Endo) for BEMA Buprenorphine. The milestone was triggered by the granting of a patent extending the exclusivity for BEMA Buprenorphine and BEMA Buprenorphine/Naloxone (BNX) by seven years to 2027.

BDSI also received a milestone payment from Meda in the amount of $2.5 million following the first E.U. country registration and pricing approval for BREAKYL (trade name for ONSOLIS in the E.U.). Meda is BDSI’s worldwide commercial partner for ONSOLIS/BREAKYL, outside of Taiwan and South Korea, where the product is separately partnered.

Last week, BDSI and Endo announced initiation of enrollment in the Phase 3 clinical program for BEMA Buprenorphine for the treatment of moderate to severe chronic pain. Additionally, data is anticipated to be available by the end of September for the pivotal bioavailability study for BNX, which is currently ongoing.

“We are extremely pleased to have both of our key assets, BEMA Buprenorphine for chronic pain and BNX for opioid dependence, move into pivotal registration trials,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “We announced a number of exciting achievements in the first quarter of this year, including the signing of the licensing and development agreement for BEMA Buprenorphine with Endo and a positive meeting with FDA on our BNX development program. Since the first quarter, we have built on these prior accomplishments by progressing both BEMA Buprenorphine and BNX into registration studies. These are significant achievements and have ushered in a very exciting period of time at BDSI. As it relates to the BNX clinical development program, we look forward to the availability of data from our pivotal pharmacokinetic study in late September.”

Corporate Update

The following are key events that occurred at BDSI since the start of the second quarter of 2012:

•

BEMA Buprenorphine - Chronic Pain. BDSI and Endo announced the initiation of the Phase 3 clinical program for BEMA Buprenorphine for the treatment of moderate to severe chronic pain. The Phase 3 program will consist of two efficacy studies, one in opioid naïve and one in opioid experienced subjects. Both studies are anticipated to be completed by late 2013 or early 2014. Both are double-blind, randomized, placebo-controlled, enriched-enrollment studies in patients with chronic lower back pain.

Based on the licensing agreement for BEMA Buprenorphine, BDSI will receive milestone payments from Endo at completion of study enrollment and database lock for each trial, and subsequently, for the acceptance of filing of the New Drug Application (NDA) by the FDA. These payments will total $30 million.

In January 2012, BDSI signed a worldwide license and development agreement with Endo for the exclusive rights to develop and commercialize BEMA Buprenorphine for the treatment of chronic pain. The agreement, worth up to $180 million to BDSI if all milestones are met, included an upfront payment of $30 million at signing, the recently received $15 million triggered by the granting of a patent extending exclusivity of BEMA products containing buprenorphine and a tiered mid- to upper-teen royalty on net sales in the U.S.

•

BNX - Opioid Dependence. Positive results were obtained from a pharmacokinetic study (BNX-106) examining the effects of multiple BNX films administered concurrently. The study confirmed that the buprenorphine pharmacokinetics were nearly identical following multiple BNX films applied at one time compared to an equivalent dose administered as a single film. Additionally, there was a linear relationship in buprenorphine pharmacokinetics across the dose range of BNX administered. Regarding the naloxone component of BNX, the study demonstrated that the exposure of naloxone is similar to the reference standard, Suboxone.

Results of the aforementioned study allowed for initiation of both the pivotal pharmacokinetic study and the safety study, both of which are currently underway. Results of the pivotal pharmacokinetic study are anticipated by the end of September. The current study timeline supports the filing of an NDA for BNX in the first half of 2013.

•

ONSOLIS/BREAKYL. BDSI announced receipt of a pre-launch milestone payment of $2.5 million from Meda in conjunction with the first country registration and pricing approval for BREAKYL. A last milestone payment related to the E.U. of $2.5 million, is payable at the time of commercial launch, which is anticipated in late 2012.

In the U.S., as previously announced, the re-launch of ONSOLIS is delayed until the product formulation can be modified and agreement reached with FDA to address certain appearance issues noted by FDA. Reformulation work has been completed and final test results are being compiled for an expected August submission of a formal meeting request to FDA.

Anticipated 2012 Milestones

In 2012, BDSI is focusing its resources on achievement of the following key milestones:

•

Recruitment of two Phase 3 studies for BEMA Buprenorphine. BDSI and Endo expect to continue recruitment in two Phase 3 efficacy studies for BEMA Buprenorphine for chronic pain, one in opioid experienced and one in opioid naïve patient groups.

•

Reporting of pivotal pharmacokinetic study results for BNX. BDSI will advance the development of BNX for the treatment of opioid dependence through completion of the pivotal pharmacokinetic study and full recruitment of the safety study, allowing for a potential NDA submission in the first half of 2013. The data from the pivotal pharmacokinetic study is anticipated by the end of September 2012.

•

Launch of BREAKYL in the E.U. BDSI expects its commercial partner, Meda, to launch BREAKYL (brand name for ONSOLIS in the E.U.) in the E.U. during the fourth quarter of 2012. This launch would result in a milestone payment to BDSI of $2.5 million.

•

Exploration of Potential New Products and Technologies. In addition to supporting its marketed product and advancing its lead products in development, BDSI is also, as in the past, exploring the application of its BEMA drug delivery technology to additional pharmaceuticals. Furthermore, BDSI has been investigating potential new products or technologies to compliment its existing portfolio.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals. BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the results of the Company’s 2012 initiatives described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Brian Korb	Al Medwar
Senior Vice President	Vice President, Marketing and Corporate Development
The Trout Group LLC	BioDelivery Sciences International, Inc.
(646) 378-2923	(919) 582-9050
bkorb@troutgroup.com	amedwar@bdsi.com